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                                                                  Exhibit 99

KV PHARMACEUTICAL COMPANY
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                                          CONTACT:
                                          CATHERINE M. BIFFIGNANI
                                          VICE PRESIDENT, INVESTOR RELATIONS
                                          314-645-6600

FOR IMMEDIATE RELEASE                           [KV PHARMACEUTICAL logo]
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               KV PHARMACEUTICAL COMPANY ANNOUNCES SUCCESSFUL
          COMPLETION OF PHASE II CLINICAL STUDIES ON ENDOMETRIOSIS
               PRODUCT UNDER AGREEMENT WITH FEMMEPHARMA, INC.

                KV INCREASES INVESTMENT IN FEMMEPHARMA, INC.

St. Louis, MO., January 29, 2004 -- KV Pharmaceutical Company (NYSE:
KVa/KVb) announced today that the Company and FemmePharma, Inc. have successfully completed Phase II studies on the endometriosis product covered by the existing license agreement between them.

In connection with the announcement, KV reported that it has completed an additional purchase of $3 million of FemmePharma's Convertible Preferred Stock under the terms of an agreement between KV and FemmePharma raising KV's total convertible preferred stock investment to $5 million. The latest $3 million investment corresponds with the successful completion of Phase II studies and the commencement of Phase III studies on the endometriosis product covered by the license agreement.

The product employs FemmePharma's PARDEL(TM) technology and is intended for use in the treatment of endometriosis, a disease affecting an estimated 11 million women in the United States and 89 million women worldwide. The total endometriosis market in the United States alone has been estimated to be $2 billion. KV's agreement with FemmePharma also covers exclusive rights to use the PARDEL(TM) technology for certain anti-infective products.

Marc S. Hermelin, Vice Chairman and Chief Executive Officer of KV stated, "The successful Phase II studies have confirmed a number of potentially important benefits of our planned endometriosis product that are not available to women in today's marketplace."



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"While we are mindful that a lot of work lies ahead before the product is available commercially, we are greatly encouraged with the results to date and believe the product could be a valuable addition to our emerging leadership position in the women's health category."

"We appreciate our continued relationship with KV and look forward to continuing the clinical development of the endometriosis product and ultimately bringing it to the market," added FemmePharma CEO, Gerianne Tringali-Dipiano.

KV, through its Ther-Rx Corporation subsidiary, has already established a performance record in marketing technology-enhanced branded pharmaceutical products in the women's healthcare field, including its number one ranked PreCare(R) line of branded prenatal vitamins and Gynazole-1(R), the nation's fastest growing prescription vaginal antifungal cream product. The progress to date under the FemmePharma agreement reflects Ther-Rx's continuing strategic commitment to developing and marketing technology-enhanced products.

The Company anticipates that once approved, the product will be detailed by Ther-Rx's sizeable specialty sales force that calls on prescribers of women's healthcare products.

ABOUT KV PHARMACEUTICAL COMPANY
KV Pharmaceutical Company is a fully integrated specialty pharmaceutical company that develops, acquires, manufactures and markets controlled release and tastemasked pharmaceutical products using proprietary drug delivery and tastemasking technologies. The company markets its technology-distinguished products through ETHEX Corporation, a national leader in pharmaceuticals that compete with branded products, and Ther-Rx Corporation, its emerging branded drug subsidiary. KV has consistently ranked as one of America's best and fastest growing small companies, most recently by Forbes in its October 2003 issue.

For further information about KV Pharmaceutical Company, please visit the Company's corporate website at www.kvpharmaceutical.com.

ABOUT FEMMEPHARMA, INC.
FemmePharma, Inc. was formed by Gerianne Tringali-DiPiano in 1966 to target identifiable unmet needs within the women's healthcare pharmaceutical market. The Company has a number of drugs in development based on its PARDEL(TM) technology.

For further information about FemmePharma, Inc., please visit the Company's website at www.femmepharmainc.com.

SAFE HARBOR
The information in this release may contain various forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 ("PSLRA") and which may be based on or include assumptions, concerning KV's operations, future results and prospects. Such statements may be identified by the use of words like "plans", "expect", "aim", "believe", "projects", "anticipate", "commitment", "intend", "estimate", "will", "should", "could" and other expressions



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that indicate future events and trends. All statements that address expectations or projections about the future, including without limitation, statements about the Company's strategy for growth, product development, market position, expenditures and financial results, are forward-looking statements.

All forward-looking statements are based on current expectations and are subject to risk and uncertainties. In connection with the "safe harbor" provisions, KV provides the following cautionary statements identifying important economic, political and technology factors which, among others, could cause the actual results or events to differ materially from those set forth or implied by the forward-looking statements and related assumptions.

Such factors include (but are not limited to) the following: (1) changes in the current and future business environment, including interest rates, currency exchange rates, and capital and consumer spending; (2) the difficulty of predicting FDA approvals; (3) acceptance and demand for new pharmaceutical products; (4) the impact of competitive products and pricing;
(5) new product development and launch; (6) reliance on key strategic alliances; (7) the availability of raw materials; (8) the regulatory environment; (9) fluctuations in operating results; (10) the difficulty of predicting the pattern of inventory movements by the Company's customers;
(11) the impact of competitive response to the Company's efforts to leverage its brand power with product innovation, promotional programs, and new advertising; (12) the risk that acquisition opportunities will not be consummated; and, (13) the risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

This discussion of uncertainties is by no means exhaustive, but is designed to highlight important factors that may impact the Company's outlook.

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